SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Furiex Pharmaceuticals, Inc.

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FURIEX PHARMACEUTICALS, INC.
3900 Paramount Parkway, Suite 150
Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 24, 2013

TO THE STOCKHOLDERS OF
FURIEX PHARMACEUTICALS, INC.

The 2013 annual meeting of stockholders of Furiex Pharmaceuticals, Inc. will be held at The Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina, on May 24, 2013, at 9:00 a.m. local time, for the following purposes:

1.	To elect a board of six directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve, on an advisory basis, our 2012 executive compensation;

4.	To approve an amendment to our 2010 Stock Plan to increase the number of shares reserved for issuance under the plan by 400,000 shares to a total of 2,178,641 shares; and

5.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 2, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Morrisville, North Carolina beginning on April 12, 2013 and continuing through May 24, 2013 for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this notice, the proxy statement (including an electronic proxy card for the meeting) and our 2012 annual report to stockholders via the internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Our stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible.

Morrisville, North Carolina
Dated: April 11, 2013

By Order of the Board of Directors

Nadine Chien, Ph.D., Esq.
Secretary

FURIEX PHARMACEUTICALS, INC.
3900 Paramount Parkway, Suite 150
Morrisville, North Carolina 27560

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 24, 2013

This proxy statement has been prepared by the management of Furiex Pharmaceuticals, Inc. “We,” “our” and the “Company” each refers to Furiex Pharmaceuticals, Inc.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the notice, proxy statement, electronic proxy card for the meeting and 2012 annual report to stockholders, including financial statements, by providing access to them on the internet. These materials were first available on the internet on April 11, 2013. We mailed a notice of internet availability of proxy materials on or about April 11, 2013 to our stockholders of record and beneficial owners as of April 2, 2013, the record date for the meeting. The proxy statement and notice of internet availability of proxy materials contain instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. If you prefer to receive printed copies of our proxy materials, the notice of internet availability of proxy materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on April 2, 2013. At the close of business on April 2, 2013, a total of 10,114,029 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the internet by accessing the proxy materials on the secure website, http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26348, and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•
by requesting printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the notice of internet availability of proxy materials and completing, dating, signing and returning the proxy card that you receive in response to your request.

The internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by 11:59 p.m. local time on May 23, 2013. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your shares on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking Your Proxy Instructions

You may revoke your proxy. If you are a stockholder of record, you may either (1) advise our corporate Secretary, Nadine Chien, in writing before the meeting, (2) deliver later proxy instructions before the meeting or (3) attend the meeting and vote in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have submitted or returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are considered to be routine under rules governing the nominee. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in Delaware regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We have not, but may, retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than five nor more than twelve. The Board may establish the number of directors within this range. There are six directors presently serving on our Board and the number of directors to be elected at this annual meeting is six.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the six nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board of Directors.

If you hold your shares in street name and do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors.

Nominees

The Board of Directors unanimously recommends the six nominees listed below for election to the Board. Each nominee other than Stephen R. Davis currently serves as a director of the Company. The Board of Directors has determined that each director and nominee for director other than Dr. Eshelman, who until December 5, 2011 was Executive Chairman of Pharmaceutical Product Development, Inc., or PPD, which spun Furiex out in June 2010, and Dr. Almenoff, who serves as our President and Chief Medical Officer, is independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us or PPD in the past three years in particular; none of our independent directors has done so. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Director Nominees

Name of Nominee	Age	Director Since	Position on Board
June S. Almenoff, M.D., Ph.D.	56	May 2012	Director, President and Chief Medical Officer
Peter B. Corr, Ph.D.	65	February 2010	Director
Wendy L. Dixon, Ph.D.	57	February 2010	Director
Fredric N. Eshelman, Pharm.D.	64	October 2009	Founding Chairman
Stephen W. Kaldor, Ph.D.	51	December 2010	Director

Non-Director Nominee

Name of Nominee	Age
Stephen R. Davis	52

Director Not Standing for Re-Election

Name	Age	Director Since	Position on Board
Robert P. Ruscher	53	February 2010	Director

On April 5, 2013, Mr. Ruscher advised the Company he does not intend to stand for re-election to the Board at the 2013 Annual Meeting of Stockholders.  Mr. Ruscher’s decision is not the result of any disagreement with the Company on any matter relating to Company operations, policies or practices.

Information about the Nominees

June S. Almenoff, M.D., Ph.D. has served as the president and chief medical officer of Furiex since its inception in 2010 and is the principal executive officer of the Company. She has served on the Board of Directors since 2012. Dr. Almenoff joined Furiex after a successful 12-year career at GlaxoSmithKline, or GSK. She was vice president in the clinical safety and pharmacovigilance organization at GSK, where she served on the company’s senior governing medical boards and managed a diverse therapeutic portfolio supporting numerous regulatory approvals. She led the GSK teams that developed three pioneering systems for minimizing risk in early- and late-stage drug development; these have been widely implemented by pharmaceutical companies and regulatory agencies and their impact on the industry has been recognized by the Wall Street Journal Technology Innovation Award and several other prestigious awards. During her tenure at GSK, Dr. Almenoff chaired the Pharma-FDA working group on safety signal detection and was lead author on its influential position paper. She also led the scientific diligence effort for the acquisition of Stiefel Laboratories and established a licensing program for a drug development unit. Prior to joining GSK, Dr. Almenoff was on the faculty of Duke University Medical Center, where she is currently a Consulting Professor of Medicine. She is an author on more than 50 publications. Dr. Almenoff earned a bachelor's degree, cum laude, from Smith College. She graduated from the M.D.-Ph.D. program at Mt. Sinai School of Medicine and completed a residency in internal medicine and a fellowship in infectious diseases at Stanford University Medical Center. She is a board-certified Fellow of the American College of Physicians with 10 years of clinical practice experience.

Among other experience, qualifications, attributes and skills, Dr. Almenoff’s in-depth knowledge and understanding of our Company, experience and knowledge of drug development and of the pharmaceutical industry, and her technical expertise, support her service as a director of our Company in light of our business and structure.

Peter B. Corr, Ph.D. is Co-Founder and Managing General Partner of Auven Therapeutics Management, L.L.L.P., previously known as Celtic Therapeutics Management L.L.L.P. Dr. Corr retired from Pfizer Inc. in December 2006 where he was Senior Vice President for Science and Technology, a position he had held since 2002. He also headed worldwide pharmaceutical research and development for Pfizer. Previously, Dr. Corr served as Executive Vice President, Pfizer Global Research & Development, and President, Worldwide Development. Prior to Pfizer, Dr. Corr served as Senior Vice President, Discovery Research, at Monsanto/Searle and President of Pharmaceutical Research and Development at Warner Lambert/Parke Davis. Dr. Corr, who received his Ph.D. from Georgetown University School of Medicine, spent 18 years as a researcher in molecular biology and pharmacology at Washington University in St. Louis. When he left Washington University, Dr. Corr was Professor, Department of Medicine (Cardiology) and Professor, Department of Pharmacology and Molecular Biology. His research has been published in more than 160 scientific manuscripts. In addition to his work at Pfizer, Dr. Corr was Chairman of the Science & Regulatory Executive Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA); Chairman of the PhRMA Foundation Board of Directors; and Chairman of the Hever Group for several years, representing Chief Scientific Officers (CSOs) across the European and U.S. based pharmaceutical industry.

Among other experience, qualifications, attributes and skills, Dr. Corr’s executive experience at leading pharmaceutical research and development companies supports his service as a director of our Company in light of our business and structure.

Stephen R. Davis was from April 2010 until December 2012 the Executive Vice President, Chief Operating Officer of Ardea Biosciences, Inc., a technology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, which was acquired by AstraZeneca PLC in June 2012. Prior to joining Ardea in 2010, Mr. Davis was the President and Chief Executive Officer of Neurogen Corporation, a biotechnology company, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to being named Chief Executive Officer of Neurogen in February 2008, Mr. Davis served as Chief Operating Officer of Neurogen beginning in April 2005 and Executive Vice President from September 2001 through April 2005. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney. Mr. Davis serves on the board of directors of Synageva Biopharma Corp. and A.P. Pharma, Inc., and previously served on the board of directors of Neurogen Corp. and Trimeris, Inc. (now part of Synageva Biopharma).  Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University.

Among other experience, qualifications, attributes and skills, Mr. Davis’ in-depth knowledge of the biotechnology and pharmaceutical industries, including his experience serving as an executive overseeing the development of drug candidates and leading numerous strategic transactions, coupled with his knowledge of corporate finance and financial accounting, led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Wendy L. Dixon, Ph.D. was formerly the Chief Marketing Officer and President of Global Marketing for Bristol-Myers Squibb from 2001 to 2009. While at Bristol-Myers Squibb, Dr. Dixon also served on the CEO’s Executive Committee. She has had an over 30-year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet, Fosamax, Singulair, Plavix, Abilify, Reyataz and Baraclude. From 1996 to 2001 she was Senior Vice President Marketing at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech and Centocor, and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the boards of directors of Alkermes PLC, Incyte Corporation, Orexigen Therapeutics and formerly on Ardea Biosciences, Inc. (sold to AstraZeneca PLC in 2012) and Dentsply International.

Among other experience, qualifications, attributes and skills, Dr. Dixon’s technical background in drug development, commercialization, marketing and regulatory affairs supports her service as a director of our Company in light of our business and structure.

Fredric N. Eshelman, Pharm.D. has served as our Chairman since we were founded in 2009, and served as PPD’s Executive Chairman from July 2009 until its acquisition in December 2011. He served as Chief Executive Officer of PPD from July 1990 to July 2009 and as Vice Chairman of its Board of Directors from July 1993 to July 2009. Dr. Eshelman founded PPD’s predecessor and served as its Chief Executive Officer until its sale to PPD in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc, from 1989 through 1990 before rejoining PPD.

Among other experience, qualifications, attributes and skills, Dr. Eshelman’s status as our founder, and his unique experience, in-depth knowledge and understanding of drug discovery and development, stature in the pharmaceutical and clinical research organization industries, and perspective on our business in particular supports his service as a director of our Company in light of our business and structure.

Stephen W. Kaldor, Ph.D. is the President and Chief Executive Officer of Quanticel Pharmaceuticals, a privately held cancer drug discovery company, and is also a Venture Partner at Versant Ventures. From 2007 to 2010 he served as President and Chief Executive Officer of Ambrx, a pioneering biologics company. Dr. Kaldor ran Syrrx, a privately-held, structure-based drug discovery company, as its President and Chief Scientific Officer from 2003 to 2005. After Takeda Pharmaceuticals acquired Syrrx for $270 million in 2005, Dr. Kaldor continued to serve as President and Chief Scientific Officer of Takeda San Diego Inc., the U.S. Discovery Research Center for Takeda Pharmaceuticals until 2007. He also has over 12 years of drug discovery and development experience at Eli Lilly and Company, and has served as a researcher and director with line management responsibility for groups of up to 270 people. Dr. Kaldor holds a B.S. in chemistry from Columbia University and a Ph.D. in organic chemistry from Harvard University. Dr. Kaldor is the co-inventor of multiple compounds that have advanced into the clinic, including Viracept ®, a marketed HIV protease inhibitor. He has also served on the board of directors of Amira Pharmaceuticals through its acquisition by Bristol-Myers Squibb and Anaphore, Inc., a biologics company.

Among other experience, qualifications, attributes and skills, Dr. Kaldor’s technical background in drug discovery and management of drug development companies supports his service as a director of our Company in light of our business and structure.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR ALL NOMINEES” in favor of each of the nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general oversight and management of the Company. The Board oversees risks related to the Company’s business through reports from the President and Chief Medical Officer and the Board’s committees. The Board has historically separated the positions of Chairman of the Board and principal executive officer, with Dr. Eshelman serving as Chairman while our President and Chief Medical Officer, Dr. June S. Almenoff, is our principal executive officer. The Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable. We believe our leadership structure is appropriate given the size of our Company, Dr. Eshelman’s historical and strategic experience and understanding of our Company and industry, and Dr. Almenoff’s medical and scientific background, skill in drug development, and business development and management experience in the pharmaceutical industry.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Mr. Ruscher, Chairman, Dr. Dixon and Dr. Kaldor, each of whom is independent under the Nasdaq Stock Market listing rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, are currently members of the Audit Committee. In 2012, the Audit Committee held eight meetings. The Audit Committee is solely responsible for the engagement of the independent auditors; reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes and audit policies and practices; pre-approves all of the professional services furnished by the independent auditors; and oversees the Company’s internal audit function and corporate compliance program. The Committee is responsible for monitoring the risks related to financial reporting, accounting, treasury, legal and corporate compliance matters. The Committee fulfills this responsibility through systematic, regular reviews of these functions with the support of independent third parties and independent auditors, and reports the results of these reviews to the Board as appropriate.

Dr. Corr, Chairman, Dr. Dixon and Mr. Ruscher, each of whom is independent under the Nasdaq Stock Market listing rules, are currently members of the Compensation Committee. During 2012, the Compensation Committee held five meetings. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of both the Company’s Chairman and of its principal executive officer, to review and approve the compensation of the Company’s other executive officers and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the Board of Directors. The Committee also oversees the administration of the Company’s equity compensation, retirement, incentive compensation and benefit plans. In performing these functions, the Committee evaluates the risks relating to the attraction and retention of talent and the Company’s compensation plans.

Dr. Dixon, Chairman, Dr. Corr, Dr. Kaldor and Mr. Ruscher, each of whom is independent under the Nasdaq Stock Market listing rules, are currently members of the Nominating and Governance Committee. The Nominating and Governance Committee held six meetings in 2012. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends director nominees to the Board, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines and oversees the Board’s annual self-evaluation process.  Immediately following the 2013 stockholder meeting, the Nominating and Governance Committee will recommend to the full Board any committee membership changes it deems appropriate in light of Mr. Ruscher not standing for re-election.

In 2012, the Board held seven meetings. Each incumbent member of the Board during the time he or she served as a director of the Company attended at least 75% of the 2012 meetings of the Board of Directors and Board committees of which he or she was a member. The Board has closed sessions of its independent directors generally at each regularly scheduled meeting. Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of stockholders, it encourages all directors to attend that meeting.

Stockholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560. The Secretary will forward all such communications to the addressee.

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to Furiex and its stockholders; an inquisitive and objective perspective and mature judgment; availability to perform all Board and committee responsibilities; and independence. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our stockholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by stockholders will be considered. Stockholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of stockholders.

Our bylaws permit any stockholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of stockholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of stockholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to stockholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a stockholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No stockholder has properly nominated anyone for election as a director at this annual meeting.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board of Directors are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

Deloitte & Touche LLP, or D&T, has audited our financial statements annually since our formation in 2010. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 21-33, including the Compensation Discussion and Analysis (“CD&A”) on pages 21-29. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2012 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Recommendation

Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of the named executive officers.

PROPOSAL NO. 4—AMENDMENT OF 2010 STOCK PLAN

We are asking our stockholders to approve an increase in the number of shares of common stock reserved for issuance under the 2010 Stock Plan by 400,000 shares, from 1,778,641 shares to 2,178,641 shares.

The Company grants long-term incentives in the form of stock options, restricted stock, stock appreciation rights, and other stock-based or cash-based awards to employees, officers, directors and consultants of the Company under the 2010 Stock Plan, or the Plan, to incentivize them to achieve and maintain superior performance levels, and retain their services to the Company. As of the Record Date, nearly all of the shares available for issuance under the Plan had been issued or were subject to outstanding equity awards. The Board believes that the allocation of new shares is necessary in light of the potential continued growth in the Company’s operations and the intense competition in the pharmaceutical industry to attract and retain quality personnel.

Since becoming an independent public company, Furiex has been focused on delivering value for its stockholders.  We have avoided dilutive financing and focused on making the most of every dollar we have invested in developing our compounds.  Part of doing that involves compensating our people with stock-based awards to align their interests with yours.  We believe our stock price performance, rising from a $14.45 per share closing price on December 31, 2010 to $16.71 on December 31, 2011, $19.26 on December 31, 2012 and $37.48 on March 31, 2013, reflects well on our compensation philosophy.

On March 1, 2013, the Board approved an increase in the number of shares reserved for issuance under the Plan and directed that the increase be submitted to stockholders for their approval at the annual meeting. The increase by 400,000 shares, from 1,778,641 shares to 2,178,641 shares, will be effective upon approval by stockholders at the annual meeting.

We believe this increase should allow us to continue our successful strategy of equity compensation to drive results that benefit our stockholders.  With our Phase III trial of MuDelta in full swing and our existing collaborators continuing to launch and sell Priligy® and Nesina® and its related combination products in existing and new markets, we believe 2013 could be a transformational year for Furiex. We believe continued alignment of stockholder interests with those of our employees is critical during this important time, and thank you for your support for this proposal.

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix A hereto.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting is necessary to approve this proposal.

Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be counted for the purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the amendment of the plan to increase by 400,000 the number of shares of common stock reserved for issuance under the plan.

Purpose

The purpose of the Plan is to incentivize employees, directors and consultants. We grant long-term incentive awards under the Plan to attract and retain the best available personnel for positions of substantial responsibility and to promote the success of our business.

Administration

The Plan provides for administration by our Board of Directors or a committee of the Board, and is currently administered by our Compensation Committee. The Board may increase the size of the committee and appoint additional members, remove members of the committee and appoint new members, fill vacancies on the committee, or remove all members of the committee and directly administer the Plan thereafter. We refer to the Board or the committee appointed to administer the Plan in this summary as the “Administrator.” Subject to the restrictions of the Plan, the Administrator determines to whom we grant incentive awards under the Plan, the terms of the award, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants, unless otherwise determined by the Board.

Eligibility

All of our employees, directors and consultants are eligible to receive incentive awards under the Plan. Incentive awards under the Plan can include incentive stock options, nonstatutory stock options, stock appreciation rights, stock awards and restricted stock. We may grant incentive stock options only to employees of the Company or our parent company (if any) and any of our subsidiaries, or Related Corporations. The Administrator selects the grantees and determines the number of shares to be subject to each stock right. In making these determinations, the Administrator takes into account the duties and responsibilities of the grantee, the value of the grantee’s services, the grantee’s present and potential contribution to our success and other relevant factors. The Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive stock options which are exercisable by a grantee for the first time in any one calendar year.

Terms of Stock Rights

Stock Options. The Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

The exercise price of options granted under the Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the Administrator, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the Plan, including the delivery of already-owned shares of our common stock and the surrender of certain shares subject to the stock option.

Options granted to employees, directors and consultants under the Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us. The term of an incentive stock option may not exceed 10 years. Options granted under the Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant.

Stock Awards and Restricted Stock. Shares of common stock may be sold or awarded to participants under the Plan as an incentive for the performance of past or future services to us. The Administrator may determine the purchase price to be paid for such stock, if any, and other terms of such purchase or award.

Stock Appreciation Rights. A stock appreciation right, or SAR, is the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement. A SAR may be granted in connection with a stock option or alone, without reference to any related stock option.

The exercise price of a SAR granted under the Plan is determined on the date of grant, and may not be less than 100% of the fair market value of a share of our common stock on the date of grant. SARs granted under the Plan would generally become exercisable in increments, based on the recipient’s continued employment or service with us. At the time of the grant of a SAR, the Administrator may impose any restrictions or conditions to vesting as it, in its sole discretion, deems appropriate. The term of a SAR may not exceed 10 years from the date of grant.

Termination of Employment or Affiliation. The plan provides that if a grantee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability, or by reason of termination “For Cause” (as defined in the Plan), the grantee may exercise any stock right held by him or her to the extent such stock right could have been exercised on the date of termination of employment until the date set forth in the stock right. In the event the grantee exercises any incentive stock option after the date that is three months following the date of termination, such incentive stock option will be converted into a nonstatutory stock option. In the event of a termination “For Cause,” the right of a grantee to exercise a stock right will terminate as of the date of termination of employment.

Death or Disability. The plan provides that if a grantee ceases to be employed or otherwise affiliated with the Company and all Related Corporations by reason of death, or if a grantee dies within three months of the date his or her employment or other affiliation with the Company has been terminated, then the grantee’s estate, personal representative or beneficiary who acquired the stock right by will or by the laws of descent and distribution may exercise such stock right to the extent such stock right could have been exercised on the date of the grantee’s death. Unless otherwise specified in the instrument granting the stock right, the acquirer of the stock right may exercise such stock right within 12 months of the date of the grantee’s termination or before the stock right’s specified expiration date, whichever is earlier. In the event the acquirer of the stock right exercises any incentive stock option after the date that is 12 months following the date of termination, such incentive stock option will be converted into a nonstatutory stock option.

The plan provides that if a grantee ceases to be employed or otherwise affiliated with the Company and all Related Corporations by reason of disability, he or she will have the right to exercise any stock right held by him or her on the date of termination. Unless otherwise provided by the instrument granting the stock right, the grantee may exercise such stock right within 12 months of the date of termination or before the stock right’s specified expiration date, whichever is earlier.

Transferability. Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death, no incentive stock option may be transferred, pledged or assigned by the holder thereof. During a participant’s lifetime, an incentive stock option may be exercised only by him or her or by his or her guardian or legal representative. Nonstatutory stock options, SARs, restricted stock or other awards may be transferred, pledged or assigned by the holder thereof to “family members” (as defined in the Plan), or by will or the laws of descent and distribution in the event of the holder’s death. We are not required to recognize any attempted assignment of such rights by any participant that is not in compliance with the Plan.

Adjustments

Changes in Capitalization. In the event of a change in the number of shares of our common stock through a combination or subdivision, or if we issue shares of common stock as a stock dividend, then the number of shares deliverable upon the exercise of outstanding stock rights will be increased or decreased proportionately, and appropriate adjustments will be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

Change of Control. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, referred to herein as an “acquisition,” whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards, all outstanding options, SARs, restricted stock or other stock rights will vest and will become immediately exercisable in full and, if not exercised on the date of the acquisition, will terminate on such date regardless of whether the participant to whom such stock rights have been granted remains in our employ or service or in the employ or service of any acquiring or successor entity. In the event of an acquisition in which the acquiring entity agrees to assume the incentive awards, and, 60 days prior to the acquisition or 180 days after the acquisition, the holder of an award is terminated as an employee or consultant other than for cause or the holder terminates his or her employment for good reason, then upon such termination any incentive award held by the holder will vest and will become immediately exercisable in full.

Means of Exercising Stock Rights

Except as otherwise provided in the Plan or the instrument evidencing the stock right, a grantee will exercise a stock right by giving written notice to the Company at its principal office address to the attention of its President. Such notice must be accompanied by full payment of the exercise price of such stock right, which is payable in cash, by check, or, at the discretion of the Administrator and among other methods, via cashless exercise executed (1) through the surrender of Common Stock having a fair market value equal to the price of the stock right or (2) by delivery of notice that the grantee has placed a market sell order with a broker with respect to shares of Common Stock and directed the broker to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the stock right exercise price, provided that payment of such proceeds is then made to the Company upon settlement of the sale.

Amendment and Termination

Our Board of Directors may amend the Plan at any time or from time to time or may terminate the Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of a stock option be set at the fair market value of our common stock at the time of grant, (4) extends the expiration date of the Plan beyond 10 years, or (5) has the effect of a downward repricing of outstanding stock rights (not including appropriate adjustments due to changes in capitalization or control). However, no action by our Board of Directors or stockholders may alter or impair any option previously granted under the Plan. Our Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The Plan will terminate in February 2020, unless terminated sooner by the Board.

Federal Income Tax Consequences Relating to the Plan

The material U.S. federal income tax consequences to Furiex and its employees of awards under the Plan are complex and subject to change. The following discussion is only a summary of the material U.S. federal income tax implications of the Plan. Recipients of awards under the Plan should consult their own tax advisors because a taxpayer’s particular situation might be such that some variation of the rules described below will apply.

Incentive Stock Options. An optionee who is granted an incentive stock option under the Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option’s exercise or (2) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All options that do not qualify as incentive stock options under the Plan are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to the shares.

Restricted Stock and Other Shares. A recipient of restricted stock, or any other stock award under the Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of issuance of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess, if any, of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Appreciation Rights. A participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any securities received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by us in the same year.

Stock Bonuses. The grant of a stock bonus to a participant under the Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the material U.S. federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee might reside.

Equity Compensation Plan Information

The following table provides information as of March 31, 2013 on all our equity compensation plans currently in effect.

Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants (a)	Weighted-average exercise price of outstanding options or warrants (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
2010 Stock Plan	1,544,617	$12.35	1,335
Equity compensation plans not approved by stockholders:	—	—	—

Total:	1,544,617	$12.35	1,335

OTHER INFORMATION

Principal Stockholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of April 2, 2013 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each of our executive officers named in the Summary Compensation Table below (the “named executive officers”); and

•	all current directors and executive officers of the Company as a group.

Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560. As of April 2, 2013, the Company had 10,114,029 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after April 2, 2013 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Executive Officers, Directors and Five Percent Stockholder	Shares Beneficially Owned	Percentage Beneficially Owned
Invus Public Equities, L.P.(1) 750 Lexington Avenue, 30th Floor New York, New York 10022	1,003,400	9.9%
Great Point Partners, LLC(2) 165 Mason Street, 3rd Floor Greenwich, Connecticut 06830	631,737	6.2%
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	505,224	5.0%
Fredric N. Eshelman(4)	2,873,793	28.3%
June S. Almenoff(5)	166,237	1.6%
Peter B. Corr(6)	52,570	*
Paul S. Covington(7)	95,487	*
Stephen R. Davis	—	—
Wendy L. Dixon(6)	52,570	*
Stephen W. Kaldor(6)	31,337	*
Gail F. McIntyre(7)	99,332	*
Robert P. Ruscher(6)	17,500	*
Marshall H. Woodworth(8)	77,794	*
All current executive officers and directors as a group (9 persons)(9)	3,466,620	32.3%

*	Less than one percent.

(1)
Based on a Schedule 13G/A filed with the SEC on February 19, 2013. The Schedule 13G/A provides that Invus Public Equities, L.P., along with Invus Public Equities Advisors, LLC, Artal International S.C.A., Artal International Management S.A., Artal Group S.A., Westend S.A., Stichting Administratiekantoor Westend, and Mr. Pascal Minne hold shared voting and dispositive power as to 1,003,400 shares of common stock.

(2)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013.  The Schedule 13G/A provides that Great Point Partners, LLC, Dr. Jeffrey R. Jay, M.D. and Mr. David Kroin hold shared and dispositive power as to 631,737 shares of common stock.

(3)	Based on Schedule 13G/A filed with the SEC on February 8, 2013. The Schedule 13G/A provides that BlackRock, Inc. holds sole voting and dispositive power as to 505,224 shares.
(4)
Based on information contained in Schedule 13D/A filed with the SEC on June 29, 2012. Includes 41,666 shares of common stock held in a grantor retained annuity trust, 132,689 shares of common stock held in a limited liability company and 140 shares of common stock held by Mrs. Eshelman.  Also includes 32,937 shares issuable upon exercise of options held by limited liability companies.

(5)	Includes 159,237 shares issuable upon exercise of options.
(6)	All shares reported are issuable upon exercise of options.
(7)	Includes 92,564 shares issuable upon exercise of options.
(8)	Includes 71,583 shares issuable upon exercise of options.
(9)	Includes the shares described in footnote 4 above.

Compensation of Non-Employee Directors

The cash and equity compensation payable to non-employee directors (“Outside Directors”) is described below. Members of our Board who are also employees of Furiex are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

In 2012, each Outside Director received a retainer of $25,000 per year. The Chairperson of the Audit Committee received a retainer of $10,000 per year and the Chairperson of the Compensation Committee and the Nominating and Governance Committee each received a retainer of $7,500 per year for his or her service. Each Outside Director also received cash compensation for attendance at meetings of our Board and committees of our Board in the amount of $2,000 for attendance in person and $1,000 for attendance by telephone.

Beginning in July 2013, each Outside Director will receive a retainer of $40,000 per year. The Chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee will receive an annual retainer of $25,000, $20,000 and $10,000, respectively for his or her service. Each additional member of the Audit Committee, Compensation Committee and Nominating and Governance Committee will receive an annual retainer of $12,500, $10,000 and $5,000, respectively.  Directors will no longer receive additional compensation for attendance at meetings of our Board or committees of our Board.

We pay all cash compensation to Outside Directors for their service on our Board and its committees on a quarterly basis in arrears. We also reimburse our directors for their travel expenses for Board and committee meetings.

Consulting Agreement with Dr. Eshelman

We entered into a consulting agreement with Dr. Eshelman in June 2010 immediately prior to the spin-off. Pursuant to the consulting agreement, Dr. Eshelman provides senior strategic oversight services, assists our President and Chief Medical Officer with executive functions, including executive decision-making and strategic discussions with senior management, assists us with investor relations matters and provides other services as needed or requested by us. We believe these services will be important to our long-term success, given Dr. Eshelman’s knowledge of our business as well as his extensive experience and expertise in drug development. For his services, we granted Dr. Eshelman stock options to purchase shares of our common stock equal to 2.0% of our common stock outstanding immediately after the completion of the spin-off, and granted him additional stock options for an additional 1.0% in October 2011. The options will vest over three years, with one third of the options vesting on each of the first, second and third anniversaries of the grant. The option exercise prices equal the fair market value of our common stock at the close of market on the date of grant. We also will reimburse Dr. Eshelman for his reasonable and necessary business expenses incurred in connection with providing the services. The agreement may be terminated by us or by Dr. Eshelman at any time and for any reason upon 30 days’ written notice. If Dr. Eshelman terminates his engagement for any reason or if his engagement terminates due to his death or disability, then unless our Board approves otherwise, any unvested options will terminate. If we terminate Dr. Eshelman’s engagement at any time without cause (as defined in our stock plan), then all unvested options will immediately vest. If we terminate Dr. Eshelman’s engagement for cause, then all unexercised options, whether vested or not, will terminate.

Director Compensation in Fiscal Year 2012

The following table shows the compensation earned by each non-employee director of the Company for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Stuart Bondurant(1)	$32,425	$—	$—	$32,425
Peter B. Corr	62,500	188,421	—	250,921
Wendy L. Dixon	66,750	188,421	—	255,171
Fredric N. Eshelman	35,000	—	—	35,000
Stephen W. Kaldor	58,000	188,421	—	246,421
Robert P. Ruscher	77,000	188,421	—	265,421

(1)	Dr. Bondurant served as a director until May 24, 2012.
(2)	Consists of the annual Board retainer, Board and committee meeting fees, and committee chair retainers.
(3)
On May 24, 2012, Furiex granted each non-employee director, except Dr. Eshelman, nonqualified options to purchase 17,500 shares of common stock of the Company having an aggregate grant date fair value of $188,421 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718, Stock Compensation.  As of December 31, 2012, the total number of shares underlying options held by all non-employee directors excluding Dr. Eshelman was 197,047.

(4)
Pursuant to the consulting agreement discussed above, Furiex granted Dr. Eshelman nonqualified options to purchase (i) 197,627 shares of common stock of the Company on June 17, 2010, having an aggregate fair value as of December 31, 2010 of $2,402,551, and (ii) 98,813 shares of common stock of the Company on October 3, 2011, having an aggregate fair value as of December 31, 2011 of $1,270,666, each as computed in accordance with FASB ASC Topic 505-50, Equity-Based Payments to Non-Employees. As of December 31, 2012, the number of shares underlying options held by Dr. Eshelman was 164,689.

Executive Compensation

Compensation Discussion and Analysis

We have separated our discussion of executive compensation into the following sections:

•	the guiding philosophy and objectives for our executive compensation program; and

•	2012 compensation of our named executive officers.

Compensation Program Objectives

We seek to establish and implement a compensation system for our executive officers that is performance-oriented and designed to meet the following objectives:

•	enable the Company to attract, retain and motivate its executive officers, whom we consider to be among the best in our industry;

•	provide for compensation that is both externally competitive and internally equitable;

•	reward for outstanding Company and individual performance reflecting the goals and values of the Company;

•	provide long-term incentive compensation through equity grants as a mode of retention; and

•	promote long-term shareholder value.

To achieve these objectives, we seek to design our executive compensation program and set compensation levels that are comparable to those of other companies that compete with us for executive talent. We use both objective and subjective criteria to evaluate Company and individual performance against pre-determined goals and set compensation. This approach should allow the Compensation Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. We also generally target total cash compensation at the 50th percentile of our group of peer companies and supplement that with additional executive compensation in the form of equity grants. Our goal is for total compensation packages to be at or near the 75th percentile of our peer group, with an emphasis on the equity component. Through a discretionary annual cash incentive plan, the Compensation Committee also seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers and all employees. We provide long-term compensation in the form of stock options that generally vest over a three-year period. We believe these awards allow the executive officers and all employees to participate in the long-term success of the Company, align their interests with those of our shareholders, and incentivize future performance, and help retain talented executive management personnel.

We believe that the Company’s compensation program for its executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term shareholder value. The Compensation Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices, at times with the assistance of an independent compensation consultant (as further detailed below), and make any changes it deems appropriate to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

We rely on various sources of information to assist us in evaluating the competitiveness of the Company’s executive compensation program, setting compensation levels for the executive officers and meeting the Compensation Committee’s stated compensation objectives, including the Radford Global Life Sciences Survey for companies with fewer than 150 employees, and the experience and knowledge of our Compensation Committee and senior management.

In addition, in 2012 our Compensation Committee retained Compensia, Inc., an independent third party compensation consultant, to assist in the review and evaluation of our compensation practices for directors and officers. The focus of the review was to provide context for compensation decisions, including the evaluation and proposal of an appropriate peer group of companies. Compensia reports to the Compensation Committee and does not provide any services to management unless specifically approved by the Compensation Committee in advance.

At the request and on behalf of our Compensation Committee during 2012, Compensia:

•	reviewed and provided recommendations regarding the composition of the peer group of companies used to benchmark director and executive compensation;

•	reviewed and advised on the size and structure of the executive and director compensation program (including the Company’s equity incentive plan); and

•	benchmarked the Company’s director and executive compensation against peer companies.

In the course of fulfilling these responsibilities, Compensia is often asked to attend Compensation Committee meetings.  While the Compensation Committee considers the input of its consultant, the Compensation Committee’s executive compensation decisions, including the specific amounts paid to executive officers and directors, are its own and might reflect factors and considerations other than the information and recommendations provided by Compensia and management.  The Compensation Committee expects to continue its engagement of Compensia in 2013.

Peer Group Analysis

In 2012, the Compensation Committee, in consultation with Compensia, reevaluated the Company’s peer group of companies and benchmarked executive compensation against this group. The objective of this reevaluation and analysis was to both develop a peer group of companies more in line with our revenue, market capitalization and phase of clinical trials and compare our executive compensation practices to those of our peer companies.  The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly held companies headquartered in the United States. To that end, we monitor developments in the Company, including growth in its revenues and market capitalization, and in the market generally that might change the selection of companies we consider comparable and benchmark our executive compensation against the most recently applicable companies. While benchmarking might not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that might be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

We recognize that to attract, retain and motivate key individuals, such as our named executive officers, the Compensation Committee might determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each named executive officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

For purposes of compensation decisions based on 2012 performance and compensation, our peer group of companies consisted of the following:

Affymax Inc.	Immunomedics, Inc.	Transcept Pharmaceuticals Inc.
Amicus Therapeutics, Inc.	Neurocrine Biosciences, Inc.	Vanda Pharmaceuticals Inc.
Anacor Pharmaceuticals Inc.	Osiris Therapeutics, Inc.	Vical Incorporated
Avanir Pharmaceuticals, Inc.	Pain Therapeutics, Inc.	XenoPort, Inc.
Cadence Pharmaceuticals, Inc.	POZEN Inc.	Zogenix, Inc.
Dyax Corp.	Savient Pharmaceuticals, Inc.

Executive Compensation Policy

The principal components of compensation for the Company’s executive officers are base salary, discretionary annual cash incentive awards and long-term incentive compensation in the form of stock options or other forms of equity.

The Company also provides severance benefits upon a change in control of the Company, a 401(k) retirement savings plan with matching contributions from the Company, a group health plan, group term life insurance, and short-term disability and long-term disability coverage. The Company does not maintain supplemental retirement programs for its executive officers because we believe that the existing compensation arrangements enable the Company’s executive officers to adequately plan for their retirement.

The Company has entered into employment agreements with each of its executive officers. We believe that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, we follow a general policy that employment agreements for executives will have an initial term of one year, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed.

Tally Sheets

We also periodically review tally sheets setting forth and totaling all components of compensation for each of the Company’s executive officers, including base salary, annual cash incentive awards, equity awards and other perquisites. The overall purpose of these tally sheets is to bring together, in one place, all the elements of compensation of the executive officers. This allows us to quantitatively analyze both the individual elements of compensation and the aggregate amounts of compensation. It also facilitates our review of the compensation of each of the executive officers compared to the others, which we do in order to evaluate the internal equity of our executive compensation program.

Compensation Program Elements

Base Salary. Furiex’s base salary is designed to recognize the duties and responsibilities of each executive officer and the experience, knowledge, ability and skill of the executive officer that holds each such position. We believe that base salaries are an important component of the Company’s executive compensation program and are critical in attracting and retaining executive talent. The Compensation Committee reviews base salaries of the Company’s executive officers on an annual basis. In setting annual base salaries, the Compensation Committee considers the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, including for our peer companies as noted above, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation and other relevant factors. The Compensation Committee also reviews the executive officer’s individual performance. For the principal executive officer, President and Chief Medical Officer June S. Almenoff, the Compensation Committee itself evaluates performance and determines the salary adjustment, with input from our Chairman, Dr. Eshelman. For each other executive officer, the Compensation Committee receives an evaluation from Dr. Almenoff and input from Dr. Eshelman on that person’s performance and a recommendation for a salary adjustment, if any.

Annual Incentive Cash Compensation. Annual cash bonuses are an important element of the Company’s executive compensation program. This component of compensation provides an incentive to the executive officers to achieve both Company and individual performance objectives and to be rewarded for those achievements. The Compensation Committee establishes bonus ranges and targets that are designed to ensure that targeted incentive and total cash compensation is competitive, including among our group of peer companies.

Our plan is that each year, the Compensation Committee will adopt a discretionary employee incentive compensation plan for that year, typically prior to or during the first quarter of the plan year. The Compensation Committee adopted the 2012 plan in May based on its review of the Company’s goals and objectives for 2012. These goals and objectives were broad-based and encompassed the Company’s product pipeline and portfolio development, business and financial goals, operational excellence, initiatives in the investor relations and scientific communities, and promotion and development of the Company’s people and culture. It applies to all full-time Company employees and provides for bonus ranges and targets for all management and non-management positions based on a percentage of eligible base earnings for the plan year, but with awards made entirely at the discretion of the Committee. The President, with input from our Chairman, Dr. Eshelman, makes recommendations for the bonus ranges and targets for the Company’s named executive officers other than herself. The Committee determines the bonus ranges and targets for the President and the Company’s other named executive officers. In all cases, the Committee seeks to establish bonus ranges and targets that are designed to ensure that targeted incentive and total cash compensation is competitive.

Annual cash awards under the annual employee incentive compensation plan, including those paid to the Company’s executive officers, are determined and paid during the first quarter of the year following the plan year. The President submits her recommendations for annual cash awards for the named executive officers other than herself to the Committee for their review and approval. In accordance with its charter and established practice, the annual cash incentive award for the President is determined solely by the Committee in closed session outside the presence of the President. The Committee determines the annual cash award for the President based on the plan as approved by the Committee, the Company’s performance as noted above and such officer’s performance during the plan year.

The employee incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their respective job duties and responsibilities. Cash payments under the 2012 plan were determined, subject to the discretion of the Committee, based 80% on the Company’s overall financial and operating performance for the year, and 20% on individual performance and contributions to the Company during the year. Individual discretionary awards under the plan are made from an annual bonus pool reserved for and based on the Company’s performance. The size of the bonus pool for each year is based on the Company’s annual budget. Company operational and financial goals for 2012 focused on executing our plan to efficiently and effectively advance our Phase III trial of our lead development compound, Eluxadoline1, which we call MuDelta, manage our cash and funding initiatives to assure critical funding to advance our compounds, enter into a commercialization agreement for our marketed product Priligy, continuously adopt and improve corporate and operational best practices, increase the knowledge and awareness of Furiex in the investment and scientific communities, and continuously encourage the professional development of our team and promote our culture embodying our core values. Neither the size of the final bonus pool nor individual discretionary bonuses paid to participants in the incentive plan, including the named executive officers, are based on a specific formula or level of achievement compared to the plan, but rather at the discretion of the Committee taking into account the factors discussed above. The Committee believes that these objectives, including meeting the Company’s projected financial goals, are achievable, yet challenging.

1 United States Adopted Names Council (USAN) adopted, International Nonproprietary Names (INN) adoption pending.

In 2012, the Company made important progress toward achieving our goals. We initiated enrollment in our Phase III trial for MuDelta on the planned timeframe and activated over 600 study sites in North America by the end of 2012.  Additionally, we restructured our loan with MidCap Funding III, LLC and Silicon Valley Bank, providing an additional $30.0 million in funds to support our ongoing operations.  We also entered into a license agreement with Berlin-Chemie AG (Menarini Group) under which we obtained rights to royalties, launch-based and sales-based milestones for Priligy. At the same time, we improved our functions as a team, with more robust corporate and operational infrastructure, sound corporate processes and a stronger presence in the investor relations and scientific communities. Based on the Company’s financial results and operational success, and the individual performance of the named executive officers, in February 2013 the Compensation Committee approved the incentive compensation awards below.  In determining the amounts of these payments, we also considered the importance of Dr. Almenoff and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base by means of the development of additional products and potential product acquisitions.

	Incentive Compensation Award
	Target	Actual Award
Name and Title	% of Eligible Earnings	% of Eligible Earnings	Dollar Amount
June S. Almenoff President and Chief Medical Officer	50%	44%	$161,467
Paul S. Covington Senior Vice President-Clinical Development and Operations	35%	30%	92,736
Gail F. McIntyre Senior Vice President-Research	35%	30%	85,578
Marshall H. Woodworth Chief Financial Officer, Treasurer and Assistant Secretary	30%	26%	63,742

The Committee believes its approach to cash incentive awards properly motivates and rewards the Company’s executive officers and provides the Committee with appropriate discretion and flexibility to set awards that reflect both the Company’s performance and each named executive officer’s contributions for the given year. The cash incentive awards paid under the Company’s employee incentive compensation plan for 2012 set forth above are shown in the Summary Compensation Table below.

Perquisites and Other Benefits. The Company’s philosophy is not to provide executive perquisites or other special benefits. Instead, we maintain broad-based benefits that are provided to all employees, including our executive officers. These benefits include a 401(k) retirement savings plan with matching contribution from the Company, a group health plan, group term life insurance, and short-term disability and long-term disability coverage.

Stock-Based Awards. Stock-based awards under our 2010 Stock Plan are the primary form of long-term compensation offered to our named executive officers. Under our 2010 Stock Plan, the Compensation Committee may grant named executive officers and other employees eligible to participate in the Plan incentive and nonqualified stock options, restricted stock and other forms of stock-based awards.

We grant stock option awards to our named executive officers under comprehensive guidelines that apply to all participants in the 2010 Stock Plan to assure internal equity. The Compensation Committee reviews and updates these guidelines annually to ensure that this component of our employee compensation program is competitive. The guidelines establish ranges for the size of option awards for all eligible positions. The ranges for awards are based upon the position held or to be held. Within these ranges, the actual size of the annual stock option awards for the Company’s executive officers is subject to the Committee’s discretion and, like the cash awards discussed above, is generally tied to the Company’s overall financial and operating performance and the individual performance of the named executive officer.

Option awards to named executive officers and other employees eligible to participate in our 2010 Stock Plan generally have a term of 10 years and are typically subject to a three-year vesting schedule, with one-third of the award vesting on each of the first, second and third annual anniversaries of the grant date. Stock option awards are priced at the closing price of the Company’s common stock on the date of grant, as reported by Nasdaq.

In February 2012, the Compensation Committee approved stock option awards to all eligible employees, including the Company’s named executive officers, in recognition of accomplishments during 2011, including completing our Phase II activities for product candidates significantly ahead of schedule, and maintaining a strong cash position.  Options subject to this grant vest over the Company’s typical three-year vesting period.

The Committee believes its stock option award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize the named executive officers because the value of the executive’s stock options generally will be tied to the Company’s financial and operating performance over time. The Committee believes this link to longer-term performance aligns the interests of the named executive officers with the interests of our stockholders. In addition, the typical three-year vesting schedule for most stock option awards helps the Company retain executive talent because unvested stock options are automatically forfeited upon the termination of an executive officer’s employment. Thus, the recipient of a stock option award is incentivized to remain with the Company during the vesting period.

Policy on Timing of Equity Grants

We do not have any formal plan or practice to time equity grants in coordination with our public release or disclosure of material nonpublic information, but we generally only make grants at times when we do not have any material nonpublic information about our Company. We also do not time our release of material nonpublic information for purposes of affecting the value of compensation to employees, including our officers. Our equity grant policies provide that:

•
Equity grants approved by the Compensation Committee will be granted effective as of the date of the meeting, unless another later date is specified by the Compensation Committee, at its discretion, including because the public announcement of material information is anticipated.

•
Equity grants approved by the Compensation Committee pursuant to a unanimous written consent will be effective as of the first business day of the week following the receipt by the Company of the last signature required for such consent, unless another effective date is specified by the terms of such consent, which date shall be no earlier than the date the written consent shall become effective.

Employment Agreements

June S. Almenoff, M.D., Ph.D., President and Chief Medical Officer, entered into an employment agreement with the Company effective March 16, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement automatically renewed in March 2013. In the event we were to terminate Dr. Almenoff’s employment without cause, she will receive severance pay equal to 12 months of base salary at the time of termination, and 12 months additional stock option vesting. Dr. Almenoff’s base salary provided in the agreement is $350,000 per year, which the Company may review and adjust periodically but may not reduce below that amount.

Paul S. Covington, M.D., Senior Vice President-Clinical Development and Operations, entered into an employment agreement with the Company effective January 15, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement automatically renewed in January 2013. In the event we were to terminate Dr. Covington’s employment without cause, he will be paid the salary for the remaining term of the agreement. Dr. Covington’s base salary provided in the agreement is $285,000 per year, which the Company may review and adjust periodically.

Gail McIntyre, Ph.D., Senior Vice President-Research, entered into an employment agreement with the Company effective April 1, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement will automatically renew in April 2013. In the event we were to terminate Dr. McIntyre’s employment without cause, she will be paid the salary for the remaining term of the agreement. Dr. McIntyre’s base salary provided in the agreement is $265,000 per year, which the Company may review and increase periodically.

Marshall Woodworth, Chief Financial Officer, Treasurer and Assistant Secretary, entered into an employment agreement with the Company effective January 29, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement automatically renewed in January 2013. In the event we were to terminate Mr. Woodworth’s employment without cause, he will be paid the salary for the remaining term of the agreement. Mr. Woodworth’s base salary provided in the agreement is $220,000 per year, which the Company may review and adjust periodically.

Change in Control Severance Agreements

We have entered into severance agreements with each of our executive officers. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change in control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target bonus under the Company’s incentive cash bonus plan in effect immediately prior to termination of employment or (B) the average of the cash bonuses received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Almenoff is entitled to a severance payment equal to two times the severance amount as calculated above. Dr. Covington, Dr. McIntyre and Mr. Woodworth are entitled to a severance payment equal to one times the severance amount calculated above. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within a specified time following the termination of employment with the Company.

In addition to the severance payment, the Company is obligated to pay any accrued but unpaid bonus or deferred compensation owed, and all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. In addition, the executive officer will continue to be treated under each stock award agreement as an employee of the Company until the first to occur of (i) the third anniversary of the termination of employment, or (ii) the expiration of the exercise period provided in the stock award agreement. The Company is also obligated to continue to pay for and provide the benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision, wellness, accidental death and dismemberment, disability, and group term life insurance benefits. Dr. Almenoff is entitled to these benefits for two years following termination of her employment. Dr. Covington, Dr. McIntyre and Mr. Woodworth are entitled to these benefits for one year following termination of their employment. If triggered, the Company may discontinue providing these benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the change in control severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements.

In the event of an acquisition as described in the Stock Plan, the acquiring or successor entity, unless otherwise provided by the Board or a Board-designated committee, in its sole discretion, shall assume or continue all or any awards outstanding under the Stock Plan or substitute substantially equivalent awards. For stock rights that are so assumed or substituted, in the event of a termination of grantee’s employment or consulting relationship by the Company or its successor other than for cause or by a grantee for good reason as described in the Stock Plan within 60 days prior to and 180 days after an acquisition, all stock rights held by such grantee will become vested and immediately and fully exercisable and all forfeiture restrictions will be waived. If the Board, the Board-designated committee, or the successor board does not make appropriate provisions for the continuation of such stock rights by either assumption or substitution, unless otherwise provided by the Board or committee in its sole discretion, stock rights will become vested and fully and immediately exercisable and all forfeiture restrictions will be waived and all stock rights not exercised at the time of the closing of an acquisition will terminate.

Tax Considerations

Our Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code and related Treasury regulations, which restrict deductibility for federal income tax purposes of executive compensation paid to our principal executive officer and each of the up to three other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Our Compensation Committee’s policy is to qualify our executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with our compensation objectives. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Our Compensation Committee is solely responsible for granting stock options and other equity awards to officers.

Prohibition Against Certain Equity Transactions

Our Insider Trading Policy prohibits our officers and directors from engaging in “short” sales which could reasonably cause our officers and directors to have interests adverse to our shareholders. “Short” sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline in value. We prohibit our officers and directors from entering into “short” sales because such transactions signal to the market that the officer and director has no confidence in us or our short-term prospects and may reduce the officer’s or director’s incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits officers and directors from engaging in short sales.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:                                                                THE COMPENSATION COMMITTEE

Peter B. Corr, Chairman
Wendy L. Dixon
Robert P. Ruscher

Executive Compensation Tables

The table below provides information on the compensation we paid to the named executive officers in 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation($)	All Other Compen- sation($)(3)	Total($)
June S. Almenoff President and Chief Medical Officer	2012 2011 2010	$368,403 358,481 266,762	$	— — 75,000	$112,725 955,304 786,462	$161,467 187,787 154,047	$35,351 26,165 11,404	$677,946 1,527,737 1,293,675

Paul S. Covington Senior Vice President-Clinical Development and Operations	2012 2011 2010	299,986 291,906 265,817		— — —	112,725 545,605 451,936	92,736 109,082 108,071	21,177 26,722 9,120	526,624 973,315 834,944

Gail F. McIntyre Senior Vice President-Research	2012 2011 2010	278,934 271,421 281,019		— — 44,000	112,725 545,605 451,936	85,578 99,529 105,996	32,178 31,171 20,276	509,415 947,726 903,227

Marshall H. Woodworth Chief Financial Officer, Treasurer and Assistant Secretary	2012 2011 2010	240,561 232,438 196,029		— — —	90,176 477,734 294,999	63,742 74,451 67,919	30,851 28,483 7,280	425,330 813,106 566,227

(1)	The amount reported under “Bonus” paid to Dr. Almenoff represents a sign-on bonus at the time of her hire. Dr. McIntyre’s bonus was paid to her by PPD for her work there prior to the spin-off.
(2)
The dollar value represents the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. Options granted on June 17, 2010, October 3, 2011 and February 24, 2012 vest one-third each over a three-year period, with one-third vesting on each of the first, second and third anniversary dates of the respective grant date. Options granted on May 9, 2011 vest over a two-year period, with one-third vesting immediately upon the grant date and one-third on each of the first and second anniversary dates of the grant date.

(3)	Consists of the following for each named executive officer:

Name	Year	401(k) Company Match ($)	Group Term Life Premiums ($)	Paid Time Off Buy-Back ($)	Health Savings Account Company Match ($)
June S. Almenoff	2012 2011 2010	$10,000 9,800 5,411	$1,072 1,113 608	$24,279 15,252 5,385	$	— — —

Paul S. Covington	2012 2011 2010	10,000 9,800 8,796	1,032 1,116 324	8,722 15,806 —		1,423 — —

Gail F. McIntyre	2012 2011 2010	10,000 9,800 9,495	552 375 589	21,626 20,996 10,192		— — —

Marshall H. Woodworth	2012 2011 2010	10,000 9,800 6,579	552 575 701	18,651 18,108 —		1,648 — —

The following table sets forth information concerning all grants of stock options, restricted stock and other equity awards made to the named executive officers for service during the year ended December 31, 2012.

Grants of Plan-Based Awards in Fiscal 2012

Name	Grant Date	All other option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per Share)($)	Grant Date Fair Value of Stock and Option Awards($)(1)
June S. Almenoff	2/24/2012	10,368	$17.80	$112,725
Paul S. Covington	2/24/2012	10,368	17.80	112,725
Gail F. McIntyre	2/24/2012	10,368	17.80	112,725
Marshall H. Woodworth	2/24/2012	8,294	17.80	90,176

(1)	The grant date fair value of the option awards is calculated in accordance with FASB ASC Topic 718.

For a discussion of our Stock Plan and these grants, see “Compensation Discussion and Analysis—Analysis of Specific Compensation Programs—2010 Stock Plan” above.

The following table sets forth information concerning the number and value of unexercised stock options, which were the only Furiex equity awards then outstanding, held by each named executive officer as of December 31, 2012. All of the grants in this table vest one-third per year on each of the first, second and third anniversary dates of the grant with the exception of options expiring on May 9, 2021. These options expiring May 9, 2021 vest over a two-year period, with one-third vested immediately upon the grant date and one-third vesting on each of the first and second anniversary dates of the grant.

Outstanding Equity Awards at Fiscal Year-End 2012

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (per Share)($)	Option Expiration Date
June S. Almenoff	87,812 30,667 21,969 —	43,906 15,333 43,940 10,368	$9.11 15.00 13.16 17.80	6/17/2020 5/9/2021 10/3/2021 2/24/2022

Paul S. Covington	50,460 17,333 12,648 —	25,231 8,667 25,296 10,368	9.11 15.00 13.16 17.80	6/17/2020 5/9/2021 10/3/2021 2/24/2022

Gail F. McIntyre	50,460 17,333 12,648 —	25,231 8,667 25,296 10,368	9.11 15.00 13.16 17.80	6/17/2020 5/9/2021 10/3/2021 2/24/2022

Marshall H. Woodworth	32,938 17,333 9,881 —	16,469 8,667 19,763 8,294	9.11 15.00 13.16 17.80	6/17/2020 5/9/2021 10/3/2021 2/24/2022

None of the named executive officers exercised any Furiex stock options in the year ended December 31, 2012.

The terms of our retention and severance for all of our executive officers are described under the heading “Change in Control and Severance Benefits” in the “Compensation Discussion and Analysis” section of this Proxy Statement. If the severance payments called for in the agreements for Dr. Almenoff, Dr. McIntyre, Dr. Covington and Mr. Woodworth were to be triggered on December 31, 2012, we would be obligated to make the following payments:

Potential Payments on Change of Control

Name	Lump Sum($)	Benefits ($) per year and (# of Years)(1)		Value of Options that Would Vest ($)(2)	Total
June S. Almenoff	$1,119,590	$19,637	(2 years)	$794,136	$1,953,000
Paul S. Covington	429,435	12,990	(1 year)	462,459	904,884
Gail F. McIntyre	396,427	552	(1 year)	462,459	859,438
Marshall H. Woodworth	332,617	16,780	(1 year)	336,745	686,142

(1)	The dollar amount in this column is based on the cost of benefits as of December 31, 2012. Actual costs for the covered year(s) could differ.
(2)
The value equals the number of options that would vest times the difference between $19.26, the closing price of the Company’s common stock on Nasdaq on December 31, 2012, and the exercise prices for the underlying stock options.

Compensation Committee Interlocks and Insider Participation

Each of Dr. Corr, Chairman, Dr. Dixon and Mr. Ruscher has served on the Compensation Committee since its formation in March 2010. No executive officer of the Company serves as a member of the compensation committee or board of directors of any other entity which has one or more executive officers serving as a member of the Furiex Board of Directors or Compensation Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2012. The Committee has discussed with the independent registered public accounting firm the matters required to be communicated to those charged with governance by SAS No. 114 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07. The Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Committee has also considered whether the provision of services other than the audit of the Company’s financial statements were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, an Audit Committee that has at least three members, comprised solely of directors each of whom: (1) meets the definition of independence in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules; (2) meets the independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has at least one audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K, namely Robert P. Ruscher. The Committee reviewed and reassessed the adequacy of its charter in February 2013.

The Audit Committee pre-approves the engagement of the Company’s independent auditor to render any audit services to the Company. The Audit Committee also pre-approves any other engagement of the Company’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:                                                                THE AUDIT COMMITTEE

Robert P. Ruscher, Chairman
Wendy L. Dixon
Stephen W. Kaldor

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2011 and December 31, 2012, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2011 and 2012, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $262,000 and $317,250, respectively.

Audit-Related Fees

There were no fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2011 and 2012, and that are not included in the amounts disclosed above under the caption “Audit Fees.”

Tax Fees

There were no fees billed by D&T for tax services for the fiscal years ended December 31, 2011 and 2012.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were $2,000 for each of the fiscal years ended December 31, 2011 and 2012. These fees related to a subscription to an on-line accounting research database.

Related Party Transactions

NASDAQ rules and the charters of the Audit Committee and Nominating and Governance Committee of the Board of Directors require any related party transaction to be reviewed and approved by either or both committees based on the nature of the transaction. A related party transaction is any transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. To properly process related party transactions, the Board of Directors has adopted written procedures for such transactions between the Company or any of its subsidiaries and any director, nominee for director, executive officer or holder of more than 5% of the Company’s voting stock, and any immediate family member of such persons.

Each director and executive officer of the Company must provide annually to the Company’s Secretary a list of any existing or potential related party transactions and the material facts about such transactions. The Secretary will provide the information, as well as her assessment of any transaction, to the Audit or Nominating and Governance Committee, as appropriate based on the subject matter, for its review. The relevant committee will consider the transaction at its next meeting unless the chair calls a special meeting to consider the transaction. In accordance with the committee charters, any related party transaction must be approved in advance by a majority of the disinterested committee members.

In 2012, the Company did not engage in any related party transaction and, based on the procedures outlined above, as of the date of this proxy statement we are not aware of any existing or potential related party transaction.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for our next annual meeting of stockholders must be received by the Company not later than December 13, 2013. Under the Company’s bylaws, stockholder proposals to be considered at our next annual meeting must be received by the Company not later than 60 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to Nadine Chien, Secretary, Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to February 27, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2012 all of our officers, directors and stockholders described above complied with all Section 16(a) filing requirements other than options granted to Marshall Woodworth, Gail McIntyre, and Paul Covington in February 2012 that were reported in April 2012.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC is accessible free of charge at http://investor.furiex.com/secfiling.cfm?filingID=1193125-11-70776. It contains audited financial statements covering our fiscal years ended December 31, 2010, 2011 and 2012. You can request a copy of our Annual Report on Form 10-K free of charge by calling Sailash Patel, Vice President, Strategic Development, at (919) 456-7814 or mailing a request to Mr. Patel at Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560. Please include your contact information with the request.

By Order of the Board of Directors

/s/ June S. Almenoff

June S. Almenoff, M.D., Ph.D.
President and Chief Medical Officer

Appendix A

FURIEX PHARMACEUTICALS, INC.

2010 STOCK PLAN, AS AMENDED

Approved by the Board: March 1, 2013
Approved by the Stockholders: _______, 2013

1.             Purpose.  This 2010 Stock Plan (the “Plan”) is intended to provide incentives:

(a)            to employees of Furiex Pharmaceuticals, Inc. (the “Company”), or its parent (if any) or any of its present or future subsidiaries (collectively, “Related Corporations”), by providing them with opportunities to purchase Common Stock (as defined in Section 4) of the Company pursuant to options granted hereunder that qualify as “incentive stock options” (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”);

(b)            to directors, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase Common Stock of the Company pursuant to options granted hereunder that do not qualify as ISOs (Nonstatutory Stock Options, or “NSOs”);

(c)            to employees and consultants of the Company and Related Corporations by providing them with a right to receive the appreciation on Common Stock (“Stock Appreciation Rights” or “SARs”);

(d)            to employees and consultants of the Company and Related Corporations by providing them with restricted stock or bonus awards of Common Stock of the Company (“Stock Bonuses”); and

(e)            to employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of  Common Stock of the Company (“Purchase Rights”).

Both ISOs and NSOs are referred to hereafter individually as “Options”, and Options, SARs, Stock Bonuses and Purchase Rights are referred to hereafter collectively as “Stock Rights”.  As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation”, respectively, as those terms are defined in Section 424 of the Code.

2.             Administration of the Plan.

(a)           The Plan shall be administered by (i) the Board of Directors of the Company (the “Board”) or (ii) a committee consisting of directors or other persons appointed by the Board (the “Committee”).  The appointment of the members of, and the delegation of powers to, the Committee by the Board shall be consistent with applicable laws and regulations (including, without limitation, the Code, Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule thereto (“Rule 16b-3”), the rules of the Company’s primary stock exchange and any applicable state law (collectively, the “Applicable Laws”)).  Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.  From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

(b)           Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by an Applicable Law), and subject to the terms of the Plan, the Committee, if so appointed, and further subject to stockholder approval in respect of the matters described in Section 17, shall have the authority, in its discretion, to:

(i)             determine the employees of the Company and Related Corporations (from among the class of employees eligible under Section 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the classes of individuals and entities eligible under Section 3 to receive NSOs, Stock Bonuses and Purchase Rights) to whom NSOs, Stock Bonuses and Purchase Rights may be granted;

(ii) determine the time or times at which Options, Stock Bonuses or Purchase Rights may be granted (which may be based on performance criteria);

(iii)           determine the number of shares of Common Stock subject to any Stock Right granted by the Committee;

(iv)           determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in Section 6 hereof, as appropriate, and the purchase price of shares subject to each Purchase Right and to determine the form of consideration to be paid to the Company for exercise of such Option or purchase of shares with respect to a Purchase Right;

(v)            determine whether each Option granted shall be an ISO or NSO;

(vi)           determine (subject to Section 7) the time or times when each Option shall become exercisable and the duration of the exercise period;

(vii)          determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Stock Bonuses and Purchase Rights and the nature of such restrictions, if any;

(viii)         approve forms of agreement for use under the Plan;

(ix)           determine the fair market value of a Stock Right or the Common Stock underlying a Stock Right;

(x)            accelerate vesting on any Stock Right or to waive any forfeiture restrictions, or to waive any other limitation or restriction with respect to a Stock Right;

(xi)           reduce the exercise price of any Stock Right if the fair market value of the Common Stock covered by such Stock Right shall have declined since the date the Stock Right was granted;

(xii)          modify or amend each Stock Right (subject to Section 8(d) of the Plan) including the discretionary authority to extend the post-termination exercisability period of Stock Rights longer than is otherwise provided for by terms of the Plan or the Stock Right;

(xiii)         construe and interpret the Plan and Stock Rights granted hereunder and prescribe and rescind rules and regulations relating to the Plan; and

(xiv)         make all other determinations necessary or advisable for the administration of the Plan.

If the Committee determines to issue a NSO, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO.  The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board.  The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best.  No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

(c)           The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine.  Acts by a majority of the Committee, approved in person at a meeting or in writing, shall be the valid acts of the Committee.  All references in this Plan to the Committee shall mean the Board if no Committee has been appointed.  From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members thereof and thereafter directly administer the Plan.

(d)           Those provisions of the Plan that make express reference to Rule 16b-3 shall apply to the Company only at such time as the Company’s Common Stock is registered under the Exchange Act, and then only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).

(e)           To the extent that Stock Rights are to be qualified as “performance-based” compensation within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee consisting of two or more “outside directors” as determined under Section 162(m) of the Code.

3.              Eligible Employees and Others.

(a)           Eligibility.  ISOs may be granted to any employee of the Company or any Related Corporation.  Those officers of the Company who are not employees may not be granted ISOs under the Plan.  NSOs, Stock Bonuses and Purchase Rights may be granted to any director, employee or consultant of the Company or any Related Corporation. Granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him or her from, participation in any other grant of Stock Rights.

(b)           Special Rule for Grant of Stock Rights to Reporting Persons.  The selection of a director or an officer who is a Reporting Person (as the terms “director” and “officer” are defined for purposes of Rule 16b-3) as a recipient of a Stock Right, the timing of the Stock Right grant, the exercise price, if any, of the Stock Right and the number of shares subject to the Stock Right shall be determined either (i) by the Board, or (ii) by a committee of the Board that is composed solely of two or more Non-Employee Directors having full authority to act in the matter.  For the purposes of the Plan, a director shall be deemed to be a “Non-Employee Director” only if such person is defined as such under Rule 16b-3(b)(3), as interpreted from time to time.

4.              Stock.  The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $0.001 per share, or such shares of the Company’s capital stock into which such class of shares may be converted pursuant to any reorganization, recapitalization, merger, consolidation or the like (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner.  The aggregate number of shares that may be issued pursuant to the Plan is 2,178,641 shares of Common Stock, subject to adjustment as provided herein.  Any such shares may be issued as ISOs, NSOs or Stock Bonuses, or to persons or entities making purchases pursuant to Purchase Rights, so long as the number of shares so issued does not exceed such aggregate number, as adjusted.

(a)           If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if the Company shall reacquire any shares issued pursuant to Stock Rights, the unpurchased shares subject to such Options and any shares so reacquired by the Company shall again be available for grants of Stock Rights under the Plan.

(b)           In the event any Stock Option or other Award granted under the Plan is exercised through the tendering of shares of Common Stock (either actually or through attestation), or in the event tax withholding obligations are satisfied by tendering or withholding shares of Common Stock, any shares of Common Stock so tendered or withheld shall not again be available for Awards under the Plan.

(c)           The aggregate number of shares of Common Stock awarded to any Participant pursuant to Stock Options and/or Stock Appreciation Rights intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code shall not exceed 750,000 shares in any three-year period.

(d)           Shares of Common Stock available for awards under the stockholder-approved plan of a company acquired by the Company (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition) may be used for Awards under the Plan to individuals who were not Eligible Participants prior to such acquisition and shall not count against the limit on the aggregate number of shares of Common Stock which are authorized for issuance under the Plan.

(e)           Shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from exercise of Stock Options shall not be available for Awards under the Plan.

5.             Granting of Stock Rights.  Stock Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 17, and prior to ten years thereafter.  The date of grant of a Stock Right under the Plan will be the date specified by the Board or Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Board or Committee acts.  The Board or Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to an NSO pursuant to Section 18.

6.             Minimum Price; ISO Limitations.

(a)           The price per share specified in the agreement relating to each NSO, Stock Bonus or Purchase Right granted under the Plan shall be established by the Board or Committee, taking into account any noncash consideration to be received by the Company from the recipient of Stock Rights.

(b)           The price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant.  In the case of an ISO to be granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than 110% of the fair market value per share of Common Stock on the date of the grant.

(c)           To the extent that the aggregate fair market value (determined at the time an ISO is granted) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Corporation) exceeds $100,000, or such higher value as permitted under Code Section 422 at the time of determination, such Options will be treated as NSOs, provided that this Section shall have no force or effect to the extent that its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to Section 422 of the Code.  The rule of this Section 6(c) shall be applied by taking Options in the order in which they were granted.

(d)           If, at the time a Stock Right is granted under the Plan, the Company’s Common Stock is publicly traded, “fair market value” shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the time such a Stock Right is granted and shall mean:

(i)             if the Common Stock is then traded on a national securities exchange, the closing sale price for the Common Stock (or the closing bid, if no sales were reported as quoted on such exchange or market); or

(ii)            the closing bid price or average of bid prices last quoted on that date by an established quotation service, if the Common Stock is not reported on a national securities exchange.

However, if the Common Stock is not publicly traded at the time a Stock Right is granted under the Plan, “fair market value” shall be deemed to be the fair value of the Common Stock as determined by the Board or Committee after taking into consideration all factors that it deems appropriate.

7.             Option Duration.  Subject to earlier termination as provided in Sections 10 and 11, each Option shall expire on the date specified by the Board or Committee, but not more than:

(a)            ten (10) years from the date of grant in the case of NSOs;

(b)            ten (10) years from the date of grant in the case of ISOs generally; and

(c)            five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Corporation.

Subject to earlier termination as provided in Sections 10 and 11, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into an NSO pursuant to Section 18.

8.             Exercise of Options.  Subject to the provisions of Section 10 through Section 13 of the Plan, each Option granted under the Plan shall be exercisable as follows:

(a)            the Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Board or Committee may specify;

(b)           once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Board or Committee;

(c)           each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable; and

(d)           the Board or Committee shall have the right to accelerate the date of exercise of any installment of any Option, provided that the Board or Committee shall not accelerate the exercise date of any installment of any ISO granted to any employee (and not previously converted into an NSO pursuant to Section 18) without the prior consent of such employee if such acceleration would violate the annual vesting limitation contained in Section 422 of the Code, as described in Section 6(c).

9.             Stock Appreciation Rights.  Each SAR agreement shall be in such form and shall contain such terms and conditions as the Board or Committee shall deem appropriate.  SARs may be granted as stand-alone Stock Rights or in tandem with other Stock Rights.  The terms and conditions of SAR agreements may change from time to time, and the terms and conditions of separate SAR agreements need not be identical; provided, however, that each SAR agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)            Term.  No SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the SAR agreement.

(b)            Strike Price.  Each SAR will be denominated in shares of Common Stock equivalents.  The strike price of each SAR shall not be less than one hundred percent (100%) of the fair market value of the Common Stock equivalents subject to the SAR on the date of grant.

(c)            Calculation of Appreciation.  The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate fair market value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the participant is vested under such SAR, and with respect to which the participant is exercising the SAR on such date, over (B) the strike price.

(d)            Vesting.  At the time of the grant of a SAR, the Board or Committee may impose such restrictions or conditions to the vesting of such SAR as it, in its sole discretion, deems appropriate.

(e)           Exercise.  To exercise any outstanding SAR, the participant must provide written notice of exercise to the Company in compliance with the provisions of the SAR agreement evidencing such SAR.

(f)            Payment.  The appreciation distribution in respect of a SAR may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board or Committee and set forth in the SAR agreement evidencing SAR.

(g)           Termination of Continuous Service.  In the event that a participant's continuous service terminates (other than For Cause, as defined in Section 10), the participant may exercise his or her SAR (to the extent that the participant was entitled to exercise such SAR as of the date of termination of continuous service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the participant's continuous service (or such longer or shorter period specified in the SAR agreement), or (B) the expiration of the term of the SAR as set forth in the SAR agreement.  If, after termination of continuous service, the participant does not exercise his or her SAR within the time specified herein or in the SAR agreement (as applicable), the SAR shall terminate.

(h)           Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any SARs granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall incorporate terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code.  Such restrictions, if any, shall be determined by the Board and contained in the SAR agreement evidencing such SAR.

10.           Termination of Employment or Affiliation.  If a grantee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in Section 11, or by reason of a termination “For Cause” as defined in this Section 10, unless otherwise specified in Section 9 (in the case of SARs) or in the instrument granting such Stock Right, the grantee shall have the continued right to exercise any Stock Right held by him or her, to the extent of the number of shares with respect to which he or she could have exercised it on the date of termination until the date set forth in the Stock Right; provided, however, in the event the grantee exercises any ISO after the date that is three months following the date of termination of employment, such ISO will automatically be converted into an NSO subject to the terms of the Plan.  Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such grantee’s right to reemployment with the Company is guaranteed by statute or by contract.  A bona fide leave of absence with the written approval of the Company shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the grantee after the approved period of absence; provided that the foregoing approval requirement shall not apply to a leave of absence guaranteed by statute or contract. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation.

For purposes of this Plan, a change in status from employee to a consultant, or from a consultant to employee, will not constitute a termination of employment, provided that a change in status from an employee to consultant may cause an ISO to become an NSO under the Code. In the event of a termination “For Cause,” the right of a grantee to exercise a Stock Right shall terminate as of the date of termination.  For purposes of this Plan, “For Cause” shall mean the termination of a grantee’s status as an employee, a director or consultant (as applicable) for any of the following reasons, as determined by the Committee; provided, that, with respect to an employee that is party to an agreement with the Company where a termination for cause is defined in such agreement, the definition in such agreement shall govern the determination under this Section 10:

(a)            A grantee who is a consultant and who commits a material breach of any consulting, noncompetition, confidentiality or similar agreement with the Company or a subsidiary, as determined under such agreement;

(b)           A grantee who is an employee or a consultant and who is convicted (including a trial, plea of guilty or plea of nolo contendere) for committing an act of fraud, embezzlement, theft, or other act constituting a felony;

(c)           A grantee who is an employee or a consultant and who willfully engages in gross misconduct or willfully violates a Company or a subsidiary policy which is materially and demonstrably injurious to the Company and/or a subsidiary after a written demand to cease such misconduct or violation has been delivered by the Committee to the grantee that specifically identifies the manner in which the Committee believes that the grantee has violated this Paragraph (iii), and the grantee fails to cease such misconduct or violation and remedy any injury suffered by the Company or the subsidiary as a result thereof within thirty (30) calendar days after receiving such notice, unless the Board determines that a shorter period of time is reasonable under the circumstances, provided, however, that no act or failure to act, on the grantee’s part shall be considered “willful” unless done, or omitted to be done, by the grantee not in good faith and without reasonable belief that the grantee’s action or omission was in the best interest of the Company or the subsidiary; or

(d)           A grantee who is a Company or Related Corporation employee and who commits a material breach of any noncompetition, confidentiality or similar agreement with the Company or a Related Corporation, as determined under such agreement.

NOTHING IN THE PLAN SHALL BE DEEMED TO GIVE ANY GRANTEE OF ANY STOCK RIGHT THE RIGHT TO BE RETAINED IN EMPLOYMENT OR OTHER SERVICE BY THE COMPANY OR ANY RELATED CORPORATION FOR ANY PERIOD OF TIME OR TO AFFECT THE AT-WILL NATURE OF ANY EMPLOYEE’S EMPLOYMENT.

11.           Death; Disability.

(a)           If a grantee ceases to be employed by or otherwise affiliated with the Company and all Related Corporations by reason of death, or if a grantee dies within three (3) months of the date his or her employment or other affiliation with the Company has been terminated, any Stock Right held by him or her may be exercised to the extent of the number of shares with respect to which he or she could have exercised said Stock Right on the date of death, by his or her estate, personal representative or beneficiary who has acquired the Stock Right by will or by the laws of descent and distribution (the “Successor Grantee”), unless otherwise specified in the instrument granting such Stock Right, prior to the earlier of (i) one (1) year after the date of termination or (ii) the Stock Right’s specified expiration date, provided, however, that a Successor Grantee shall be entitled to ISO treatment under Section 421 of the Code only if the deceased optionee would have been entitled to like treatment had he or she exercised such Option on the date of his or her death provided, however, in the event the Successor Grantee exercises an ISO after the date that is one (1) year following the date of termination by reason of death, such ISO will automatically be converted into a NSO subject to the terms of the Plan.

(b)           If a grantee ceases to be employed by or otherwise affiliated with the Company and all Related Corporations by reason of disability, he or she shall continue to have the right to exercise any Stock Right held by him or her on the date of termination until unless otherwise specified in the instrument granting such Stock Right, the earlier of (i) one (1) year after the date of termination or (ii) the Stock Right’s specified expiration date, provided, however, in the event the grantee exercises an ISO after the date that is one (1) year following the date of termination by reason of disability, such ISO will automatically be converted into a NSO subject to the terms of the Plan. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(c)           The provisions of subsections (a) and (b) of this Section 11 regarding the exercise period of a Stock Right may be waived, extended or further limited, in the discretion of the Board or Committee, in an instrument granting a Stock Right that is not an ISO.

12.           Transferability and Assignability of Stock Rights.

(a)           No ISO granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution.  An ISO may be exercised during the lifetime of the optionee only by the optionee.

(b)           Any vested NSO or Purchase Right may be transferable by the grantee to the grantee’s family members by will or by the laws of descent and distribution. For purposes of the Plan, a grantee’s “family members” shall be deemed to consist of his or her spouse, parents, children, grandparents, grandchildren and any trusts created for the benefit of such individuals.  A family member to whom any such Stock Right has been transferred pursuant to this Section 12(b) shall be hereinafter referred to as a “Permitted Transferee”.  A Stock Right shall be transferred to a Permitted Transferee in accordance with the foregoing provisions, and subject to all the provisions of the Stock Right Agreement and this Plan, by the execution by the grantee and the transferee of an assignment in writing in such form approved by the Board or the Committee.  The Company shall not be required to recognize the rights of a Permitted Transferee until such time as it receives a copy of the assignment from the grantee.

13.           Terms and Conditions of Stock Rights.  Stock Rights shall be evidenced by instruments (which need not be identical) in such forms as the Board or Committee may from time to time approve.  Such instruments shall conform to the terms and conditions set forth in Sections 6 through 12 hereof and may contain such other provisions as the Board or Committee deems advisable that are not inconsistent with the Plan, including restrictions (or other conditions deemed by the Board or Committee to be in the best interests of the Company) applicable to the exercise of Options or to shares of Common Stock issuable upon exercise of Options.  In granting any NSO, the Board or Committee may specify that such NSO shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Board or Committee may determine.  The Board or Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments.  The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

14.           Adjustments.  Upon the occurrence of any of the following events, the rights of a recipient of a Stock Right granted hereunder shall be adjusted as hereinafter provided, unless otherwise provided in the written agreement between the recipient and the Company relating to such Stock Right.

(a)           If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of outstanding Stock Rights shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price (if any) per share to reflect such subdivision, combination or stock dividend.

(b)           If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), unless otherwise provided by the Board or Committee, in its sole discretion, the Board or Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, as to outstanding Stock Rights, make appropriate provision for the continuation of such Stock Rights by either assumption of such Stock Rights or by substitution of such Stock Rights with an equivalent award. For Stock Rights that are so assumed or substituted, in the event of a termination of grantee’s employment or consulting relationship by the Company or its successor other than For Cause or by grantee for Good Reason (as defined below) within sixty (60) days prior to and one hundred and eighty (180) days after an Acquisition, all Stock Rights held by such grantee shall become vested and immediately and fully exercisable and all forfeiture restrictions shall be waived. If the Board, the Committee, or the Successor Board does not make appropriate provisions for the continuation of such Stock Rights by either assumption or substitution, unless otherwise provided by the Board or Committee in its sole discretion, Stock Rights shall become vested and fully and immediately exercisable and all forfeiture restrictions shall be waived and all Stock Rights not exercised at the time of the closing of such Acquisition shall terminate notwithstanding anything to the contrary in Section 10 hereof.  For purposes of this Plan, a termination for “Good Reason” shall mean the resignation of an employee within thirty (30) days after the following actions:  (i) without the express written consent of employee, the Company assigns duties which are materially inconsistent with employee’s position, duties and status; (ii) any action by the Company which results in a material diminution in the position, duties or status of employee or any transfer or proposed transfer of employee for any extended period to a location  more than fifty (50) miles away from such employees’ principal place of employment, except for a transfer or proposed transfer for strategic reallocations of the personnel reporting to employee; or (iii) the Company reduces the base annual salary of employee, as then in effect.

(c)           In the event of a transaction, including without limitation, a recapitalization or reorganization of the Company (other than a transaction described in subsection (b) above) pursuant to which securities of the Company are exchanged for other securities, an optionee or grantee upon exercising an a Stock Rights shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised the Stock Right immediately prior to such recapitalization or reorganization.

(d)           In the event of a spin-off from the Company or other non-cash dividend on the outstanding shares of Common Stock, the Company will make appropriate equitable adjustments to the exercise price of all outstanding Options and SAR’s, and to the number of shares underlying such awards.

(e)           In the event of the proposed dissolution or liquidation of the Company, each Stock Right will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board or Committee.

(f)            Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Right.  No adjustments shall be made for dividends paid in cash or in property other than Common Stock of the Company, nor shall cash dividends or dividend equivalents accrue or be paid in respect of unexercised Options or unvested Stock Rights hereunder.

(g)           No fractional shares shall be issued under the Plan and any optionee who would otherwise be entitled to receive a fraction of a share upon exercise of a Stock Right shall receive from the Company cash in lieu of such fractional shares in an amount equal to the fair market value of such fractional shares, as determined in the sole discretion of the Board or Committee.

(h)           Upon the happening of any of the foregoing events described in subsections (a), (b) or (c) above, the class and aggregate number of shares set forth in Section 4 hereof that are subject to Stock Rights that previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described.  The Board or Committee or the Successor Board shall determine the specific adjustments to be made under this Section 14 and, subject to Section 2, its determination shall be conclusive.

15.           Means of Exercising Stock Rights.  Except as otherwise provided in this Plan or the instrument evidencing the Stock Right, a Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address to the attention of its President.  Such notice shall identify the Stock Right being exercised and specify the number of shares as to which such Stock Right is being exercised, accompanied by full payment of the exercise price therefor, if any, payable as follows (a) in United States dollars in cash or by check, (b) at the discretion of the Board or Committee, through the delivery of already-owned shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right and, in the case of such already-owned shares of Common Stock, having been owned by the participant for more than six (6) months from the date of surrender, (c) at the discretion of the Board or Committee, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at a market rate that is no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Board or Committee, through the surrender of shares of Common Stock then issuable upon exercise of the Stock Right having a fair market value on the date of exercise equal to the aggregate price of the Stock Right, (e) at the discretion of the Board of Committee, delivery of a notice that the grantee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Stock Right and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Stock Right Exercise Price, provided that payment of such proceeds is then made to the Company upon settlement of the sale, or (f) at the discretion of the Board or Committee, by any combination of (a), (b), (c), (d) and (e) or such other consideration and method of payment for the issuance of shares to the extent permitted by applicable law or the Plan. If the Board or Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c) (d), (e) or (f) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question and such exercise shall also be governed by any terms set forth in the written agreement evidencing the grant of the Stock Right.  The holder of a Stock Right shall not have the rights of a stockholder with respect to the shares covered by the Stock Right until the date of issuance of a stock certificate for such shares.  Except as expressly provided above in Section 14 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

16.           Surrender of Stock Rights for Cash or Stock.  The Board or Committee may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, accept the surrender by an optionee or grantee of a Stock Right granted to him under the Plan and authorize payment in consideration therefor of an amount equal to the difference between the purchase price payable for the shares of Common Stock under the instrument granting the Option and the fair market value of the shares subject to the Stock Right (determined as of the date of such surrender of the Stock Right).  Such payment shall be made in shares of Common Stock valued at fair market value on the date of such surrender, or in cash, or partly in such shares of Common Stock and partly in cash as the Board or Committee shall determine.  The surrender shall be permitted only if the Board or Committee determines that such surrender is consistent with the purpose set forth in Section 1, and only to the extent that the Stock Right is exercisable under Section 8 on the date of surrender.  In no event shall an optionee or grantee surrender his or her Stock Right under this Section if the fair market value of the shares on the date of such surrender is less than the purchase price payable for the shares of Common Stock subject to the Stock Right.  Any ISO surrendered pursuant to the provisions of this Section 16 shall be deemed to have been converted into a NSO immediately prior to such surrender.

17.           Term and Amendment of Plan.  This Plan was adopted by the Board and sole stockholder of the Company on February 19, 2010 (the “Effective Date”).  The Plan shall expire ten (10) years after the Effective Date (except as to Stock Rights outstanding on that date).    The Board may terminate or amend the Plan in any respect at any time, except that it may not, without the approval of the stockholders obtained within twelve (12) months before or after the Board adopts a resolution authorizing any of the following actions, do any of the following:

(a)           the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Section 14);

(b)           the provisions of Section 3 regarding eligibility for grants of ISOs may not be modified;

(c)           the provisions of Section 6(b) regarding the exercise price at which shares may be offered pursuant to Options may not be modified (except by adjustment pursuant to Section 14);

(d)           the expiration date of the Plan may not be extended; and

(e)           except as provided in Section 14, (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Company may not amend a Stock Right awarded under the Plan to reduce its exercise price per share, cancel and regrant new Stock Rights with lower prices per share than the original prices per share of the cancelled Stock Rights, or cancel any Stock Rights in exchange for cash or the grant of replacement Stock Rights with an exercise price that is less than the exercise price of the original Stock Rights, essentially having the effect of a repricing without approval by the Company’s stockholders.

Except as provided in Section 14(b) and this Section 17, in no event may action of the Board or stockholders adversely alter or impair the rights of a grantee, without his or her consent, under any Stock Right previously granted.

18.           Conversion of ISOs into NSOs; Termination of ISOs.  The Board or Committee, with the consent of any optionee, may in its discretion take such actions as may be necessary to convert an optionee’s ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into NSOs at any time prior to the expiration of such ISOs.  These actions may include, but not be limited to, accelerating the exercisability, extending the exercise period or reducing the exercise price of the appropriate installments of optionee’s Options.  At the time of such conversion, the Board or Committee (with the consent of the optionee) may impose these conditions on the exercise of the resulting NSOs as the Board or Committee in its discretion may determine, provided that the conditions shall not be inconsistent with the Plan.  Nothing in the Plan shall be deemed to give any optionee the right to have such optionee’s ISOs converted into NSOs, and no conversion shall occur until and unless the Board or Committee takes appropriate action.  The Board or Committee, with the consent of the optionee, may also terminate any portion of any ISO that has not been exercised at the time of termination.

19.           Governmental Regulation.  The Company’s obligation to sell and deliver shares of the Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

20.           Withholding of Additional Income Taxes.

(a)           Upon the exercise of an NSO, or the grant of a Stock Bonus or Purchase Right for less than the fair market value of the Common Stock, the making of a Disqualifying Disposition (as defined in Section 21), the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder or the surrender of an Option pursuant to Section 16, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the optionee, Stock Bonus recipient or purchaser to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income.  With respect to (a) the exercise of an Option, (b) the grant of a Stock Bonus, (c) the grant of a Purchase Right of Common Stock for less than its fair market value, (d) the vesting of restricted Common Stock acquired by exercising a Stock Right, or (e) the acceptance of a surrender of an Option, the Committee in its discretion may condition such event on the payment by the optionee, Stock Bonus recipient or purchaser of any such additional withholding taxes.

(b)           At the sole and absolute discretion of the Committee, the holder of Stock Rights may pay all or any part of the total estimated federal and state income tax liability arising out of the exercise or receipt of such Stock Rights, the making of a Disqualifying Disposition, or the vesting of restricted Common Stock acquired on the exercise of a Stock Right hereunder (each of the foregoing, a “Tax Event”) by tendering already-owned shares of Common Stock or (except in the case of a Disqualifying Disposition) by directing the Company to withhold shares of Common Stock otherwise to be transferred to the holder of such Stock Rights as a result of the exercise or receipt thereof in an amount equal to the estimated federal and state income tax liability arising out of such event, provided that no more shares may be withheld than are necessary to satisfy the holder’s actual minimum withholding obligation with respect to the exercise of Stock Rights.  In such event, the holder of Stock Rights must, however, notify the Committee of his or her desire to pay all or any part of the total estimated federal and state income tax liability arising out of a Tax Event by tendering already-owned shares of Common Stock or having shares of Common Stock withheld prior to the date that the amount of federal or state income tax to be withheld is to be determined.  For purposes of this Section 20(b), shares of Common Stock shall be valued at their fair market value on the date that the amount of the tax withholdings is to be determined.

21.           Notice to Company of Disqualifying Disposition.  Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition (as defined below) of any Common Stock acquired pursuant to the exercise of an ISO.  A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before either (a) two (2) years after the date the employee was granted the ISO, or (b) one (1) year after the date the employee acquired Common Stock by exercising the ISO.  If the employee has died before such Common Stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

22.           Governing Law; Construction.  The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware.  In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

☐	¢

FURIEX PHARMACEUTICALS, INC.
3900 Paramount Parkway, Suite 150
Morrisville, North Carolina 27560
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Nadine C. Chien and Marshall H. Woodworth as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Furiex Pharmaceuticals, Inc. held of record by the undersigned on April 2, 2013, at the Annual Meeting of Stockholders to be held at the Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina 27513, on May 24, 2013, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

FURIEX PHARMACEUTICALS, INC.

May 24, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:
The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26348

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20630303000000000000 4 052413

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below).

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ June S. Almenoff, M.D., Ph.D.
- ○ Peter B. Corr, Ph.D.
- ○ Stephen R. Davis
- ○ Wendy L. Dixon, Ph.D.
- ○ Fredric N. Eshelman, Pharm.D.
- ○ Stephen W. Kaldor, Ph.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. The approval of the compensation of the named executive officers.	☐	☐	☐
4. The approval of an amendment to our 2010 Stock Plan to increase the number of shares reserved for issuance under the plan by 400,000 shares to 2,178,641 shares.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2012 Annual Report to Stockholders.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.